Exhibit 2.4
                                                                     -----------


                         DIRECTOR-SHAREHOLDER AGREEMENT


     THIS DIRECTOR-SHAREHOLDER AGREEMENT ("Agreement"), is made as of this 5th day of November, 2004, by and between First National Bank of Northern California, a national banking association ("FNB"), and the director-shareholder of Sequoia National Bank, a national banking association ("SNB"), whose name is set forth under "Director" on the signature page hereof (the "Director"). FNB is contemporaneously herewith entering into agreements with other director-shareholders of SNB, which agreements are identical in all respects hereto, except as to (a) the number of shares of SNB's common stock, par value $1.00 per share (the "SNB Stock") owned by such other director-shareholders, and
(b) the name and address of the other director-shareholders. The Director and such other persons shall hereinafter be referred to as to the "Directors" and this Agreement and such other agreements as the "Director-Shareholder Agreements." This Agreement is made with reference to the following:

     WHEREAS, that certain Acquisition Agreement (the "Acquisition Agreement"), dated as of November 5, 2004, entered into by and among FNB, SNB and Hemisphere National Bank, a national banking association ("HNB"), provides for the acquisition by FNB of one hundred percent (100%) of the SNB Stock, through the consolidation (the "Consolidation") of SNB with SNB Interim National Bank, a national banking association to be organized for the purpose as a wholly-owned subsidiary of FNB (the "Interim National Bank"); and

     WHEREAS, as a condition precedent to the obligations of FNB under Sections 7.1(d) and 8.2(j) of the Acquisition Agreement, the Director and all the Directors shall have entered into Director-Shareholder Agreements concurrent with the execution of the Acquisition Agreement, in accordance with the terms, conditions, and provisions thereof;

     NOW, THEREFORE, in order to effectuate the transactions set forth above and in consideration of the mutual covenants, conditions, agreements, representations and warranties contained herein and in the Agreement, and intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I

                              COVENANTS OF DIRECTOR
                              ---------------------

     1.1 Vote of Shareholders. At the meeting of shareholders of SNB referred to in Section 7.1(d) of the Acquisition Agreement (the "Meeting"), the Director shall vote or cause to be voted the shares of SNB Stock indicated as owned or controlled by such Director in Schedule I attached hereto, and any other shares of SNB Stock now owned or hereafter acquired or controlled by such Director, in favor of, and to approve the principal terms of, the Consolidation and the

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Liquidation and any other matter contemplated by the Acquisition Agreement which requires the approval of the shareholders of SNB.

     1.2 Other Contracts. From and after the date of this Agreement, the Director shall not enter into or become subject to any agreement or commitment which would restrict or in any way impair the obligations of the Director to comply with all the terms of this Agreement, including, without limitation, any other agreement to sell, transfer or otherwise dispose of the Director's shares of SNB Stock.

     1.3 Updating Information. In the event that the Director shall discover that any representation or warranty made herein by such Director was false or misleading in any material respect when made or that any event has occurred such that any representation or warranty of the Director made herein would, if made at and as of the time of the occurrence of such event, or thereafter, be incorrect in any material respect, the Director shall deliver to FNB a statement specifying that it is delivered pursuant to this Section 1.3 and stating in reasonable detail the facts with respect thereto. Delivery of any such statement shall not limit any rights which FNB may otherwise have under this Agreement.

     1.4 Agreement to Recommend. The Director agrees that, upon the execution of this Agreement, the Director shall at all times use his or her best efforts in order to obtain the approval of the shareholders of SNB of the principal terms of the Consolidation and Liquidation, and any other matter contemplated by the Agreement which requires approval of the shareholders of SNB, and shall recommend the approval of such matters by the shareholders of SNB at the Meeting; provided, however, that the terms of this Section 1.4 shall not apply in the event SNB receives a qualifying "business combination" (as defined in Section 7.1(a)(x) of the Acquisition Agreement) with respect to which SNB's Board of Directors shall have determined, after consultation with SNB's counsel, that action by the SNB Board of Directors under the fiduciary duties owed by the Board of Directors to the holders of SNB Stock, which determination has been made acting in good faith and on the basis of a written opinion from a financial advisor retained by SNB to the effect that the financial terms of such qualifying "business combination" (as defined in Section 7.1(a)(x) of the Acquisition Agreement) are, from the perspective of SNB shareholders, superior to the Consolidation, Liquidation and other transactions provided by the Acquisition Agreement.

     1.5 SNB Stock Options. The Director agrees: (i) not to exercise any outstanding SNB Stock Options granted to and held by the Director (the "Director's Options") as of the date hereof and as set forth in Schedule II attached hereto; and (ii) to sell the Director's Options to SNB in accordance with Section 1.8 of the Acquisition Agreement. The Director further agrees that any of the Director's Options not sold to SNB pursuant to Section 1.8 of the Acquisition Agreement prior to the Effective Time shall expire at the Effective Time.

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                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                   OF DIRECTOR
                         ------------------------------

     2.1 Representations and Warranties of Director. The Director represents and warrants to, and agrees with, FNB as follows:

            (a) Capacity. The Director has all requisite capacity to enter into and to perform the Director's obligations under this Agreement.

            (b) Agreement. The Director has received a copy of the Acquisition Agreement and has had the opportunity to review and to consider the terms and conditions contained in this Agreement and in the Acquisition Agreement and to confer with his or her counsel concerning said terms and conditions.

            (c) Binding Agreement. This Agreement has been duly executed and delivered by such Director and constitutes a valid and legally binding agreement of such Director.

            (d) Ownership of Shares. Schedule I hereto correctly sets forth the number of shares of SNB Stock owned by the Director or with respect to which such Director has sole or shared voting power, and the Director has good and marketable title to all such shares of SNB Stock free and clear of any liens, security interests, charges or other encumbrances of any kind of nature, except as set forth on Schedule I.

            (e) Relationship with SNB. The Director is currently a director of SNB.

            (f) Non-Contravention. The execution and delivery of this Agreement by the Director does not, and the performance by the Director of the Director's obligations hereunder and the consummation by the Director of the transactions contemplated hereby will not, in any material respect, violate or conflict with, or constitute a material default under any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Director is a party or by which the Director is bound, or any statute, rule or regulation to which the Director or any of the Director's property is subject.

                                   ARTICLE III

                                   TERMINATION
                                   -----------

     3.1 Automatic Termination. This Agreement shall automatically terminate and be of no further force or effect if the Agreement is terminated in accordance with the terms thereof, except as to any breach occurring prior to the date of such termination.

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                                   ARTICLE IV

                                  MISCELLANEOUS
                                  -------------

     4.1 Expenses. Each party hereto shall pay its own costs and expenses in connection with this Agreement and the transactions covered and contemplated hereby; provided, however, that nothing contained herein shall preclude the payment of the Director's expenses in connection with the negotiation and documentation of this Agreement by SNB.

     4.2 Notices. All communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given to the appropriate parties if delivered in person, or if sent by Federal Express, overnight delivery United States mail, or other overnight delivery service, or sent by facsimile transmission (with confirmation) addressed as follows:

            (a) If to the Director, to the address set forth in Schedule I attached hereto.

                 With a copy to:

                 Sequoia National Bank
                 65 Post Street
                 San Francisco, California 94104
                 Attention:
                 Fax: (415) 781-4778

                 With an additional copy to:

                 Tobin & Tobin
                 500 Sansome Street, 8th Floor
                 San Francisco, California 94111
                 Fax: (415) 433-3883

            (b)  If to FNB, to:

                 First National Bank of Northern California
                 975 El. Camino Real
                 South San Francisco, California 94080
                 Attention:  Thomas C. McGraw
                 Fax: (650) 588-9695

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                 With a copy to:

                 Dodd Mason George LLP
                 100 Century Center Court, Suite 605
                 San Jose, California  95112-4536
                 Fax: (408) 452-1487

or such other address as any party may have furnished in writing to the other parties.

     4.3 Entire and Sole Agreement. The making, execution and delivery of this Agreement by the parties hereto have not been induced by any representations, statements, warranties or agreements other than those expressed herein and in the Agreement. This Agreement embodies the entire understanding of the parties, and there are no further or other agreements or understandings, whether written or oral, in effect among the parties relating to the subject matter hereof, unless expressly referred to by reference herein.

     4.4 Successors and Assigns. Except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

     4.5 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California.

     4.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4.7 Amendment, Supplement and Waiver. This Agreement may be amended or supplemented, and compliance with the provisions hereof may be waived only by an instrument in writing signed by the party against which enforcement of such amendment, supplement or waiver of compliance is sought.

     4.8 Headings. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

     4.9 Specific Performance. It is recognized and agreed that monetary damages will not compensate the parties hereto for nonperformance by any party. Accordingly, each party agrees that his, her or its obligation shall be enforceable by a court order requiring specific performance.

     4.10 Several Obligations. All duties and obligations of the Director executing this Agreement shall be several and not joint with the duties and obligations of other Directors executing similar Director-Shareholder Agreements with FNB.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


DIRECTOR                                    FIRST NATIONAL BANK
                                            OF NORTHERN CALIFORNIA

_____________________________               By: ________________________________

_____________________________                   ________________________________
       (printed name)                                    (printed name)

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                                   SCHEDULE I
                                   ----------


NAME OF DIRECTOR:

ADDRESS OF DIRECTOR:






CERTIFICATE NUMBER             NUMBER OF SHARES              REGISTERED OWNER(S)
------------------             ----------------              -------------------






DESCRIBE ANY LIENS, SECURITY INTERESTS, CHARGES OR OTHER ENCUMBRANCES:
---------------------------------------------------------------------


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                                   SCHEDULE II
                                   -----------



NAME OF DIRECTOR:

ADDRESS OF DIRECTOR:






NUMBER OF SNB STOCK OPTIONS                                       EXERCISE PRICE
---------------------------                                       --------------


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